                                                                EXHIBIT 10.13(a)
                           U.S. ENERGY SYSTEMS, INC.
                        515 N. Flagler Drive, Suite 202
                         West Palm Beach, Florida 33401



September 25, 1996

Far West Capital, Inc.
921 Executive Park Drive
Salt Lake City, UT 84117
Attention: Mr. Ron Burch, President

          RE:  Acquisition of Steamboat 1 and 1A
               ---------------------------------

Dear Sir:

          This letter agreement sets forth our understanding regarding the amendment to our acquisition of Steamboat 1 and 1A as follows:

          U.S. Energy Systems, Inc. (formerly U.S. Envirosystems, Inc.) ("USE") will form a new company, Steamboat LLC, which will acquire 100% of Steamboat 1 and 1A in accordance with the contracts and operating agreements, together with all exhibits and schedules thereto (the "Agreements"), which have already been agreed to by the various parties and were outlined in the Proxy Statement filed by Far West Electric Energy Fund LP and approved by its limited partners. Under the Agreements, Far West Capital, Inc. ("FWC") would receive a 50% equity interests in Steamboat LLC. FWC hereby agrees to reduce its participation to a 5% equity interest in Steamboat LLC, and USE will thereby hold a 95% equity interest in Steamboat LLC.

          In consideration for the above, USE will pay, or cause Steamboat LLC to pay, to FWC an amount equal to 55% (fifty-five percent) of the net income of Steamboat 1 and 1A in excess of $1,800,000 (one million eight hundred thousand dollars) on an annual basis for each of five years commencing with the first year of ownership by USE following closing. These payments will be based on annual net earnings and will not be cumulative.

          Additionally, the Agreements are hereby amended as follows: (i) new Articles of Organization of Steamboat LLC, or any other form necessary to create Steamboat LLC, along with any related documents, will be drafted and filed in order to create Steamboat LLC in the state of USE's choice and with terms and conditions proposed by USE; (ii) mediation and arbitration under the Agreements, if any, will go forward in the state of New York, or any other state of USE's choice; and (iii) a cash amount equal to the accrual and unpaid

Mr. Ron Burch
September 25, 1996
Page 2


interest and principal accruals on debt owed by Steamboat 1 and Steamboat 1A in connection with the Westinghouse loan position will be pro rated by the Seller to the date of closing.

          In addition to the Agreements already agreed to, which will remain in force and effect, as amended by this letter agreement and with any amendments or restated agreements which may be required to accomplish the intent of this letter agreement, USE and FWC will incorporate the following in the closing documents:

          1. A mutual resource exploitation agreement, which will in essence set forth that (i) neither USE nor FWC will operate its projects (Steamboat 1 and 1A in the case of USE and Steamboat 2 and 3 in the case of FWC) in any manner which would diminish the value of the other's projects and (ii) the parties will cooperate to maximize the utilization of the resource.

          2. A mutual Right of First Refusal stating that should USE sell Steamboat 1 and 1A or any parts thereof, it will grant FWC a right of first refusal to acquire the projects or parts thereof, and that should FWC and/or Steamboat Development Corp. sell Steamboat 2 and 3 or any parts thereof, it will grant USE a right of first refusal to acquire the projects or parts thereof. It is understood by the parties to this letter agreement that Sierra Pacific Power Company and General Electric Capital Corporation presently hold certain rights of first refusal which may be senior to any such right contemplated by this letter agreement.

          3. USE agrees to retain SBGEO as the operator of the Project for as long as its operation and maintenance of the Project meets industry standards for similar power plants and its rate is competitive.

Mr. Ron Burch
September 25, 1996
Page 3



          4. This letter agreement will be void if the purchase of Steamboat 1 and 1A is not made by USE.

                                 Sincerely,

                                 /s/ Richard H. Nelson
                                 ---------------------------------------
                                 Richard H. Nelson, President
                                 U.S. Energy Systems, Inc.
AGREED:


/s/ Ron Burch
---------------------------------------
Ron Burch, President
Far West Capital, Inc.
as owner of Steamboat 1A and Steamboat Development Corp.
and as General Partner of Far West Electric Energy Fund L.P.